Exhibit 10.20

TRX, INC.

WARRANT AGREEMENT

This Warrant Agreement (the “Agreement”) is entered into as of the 24th day of July, 2000 (the “Effective Date”), by and between TRX, Inc., a Georgia corporation (the “Company”) and American Express Travel Related Services Company, Inc., a New York corporation (“Holder”).

W I T N E S S E T H:

WHEREAS, the Company has agreed to grant to Holder warrants (the “Warrants”) to purchase shares of Common Stock, $.01 par value per share, of the Company (the “Common Stock”) in the amounts and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the premises and mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Grant of Warrants.

Subject to the terms and conditions set forth herein, Holder shall have the right to purchase the number of shares of Common Stock of the Company (the “Warrant Shares”) set forth on Schedule 1, subject to adjustment as provided on Schedule 1 and in Section 9 below. The Warrant Shares shall be divided into separate tranches (the “Tranches”), having separate exercise periods as provided in Section 3 below.

2.	Warrant Price.

The price per Warrant Share (the “Warrant Price”) shall be (i) the price of a share of Common Stock offered in an initial public offering whereby the Common Stock of the Company will be available for purchase by the public (an “IPO”) or (ii) if an IPO has not occurred by July 1,2001, then the fair market value per share of Common Stock of the Company as of July 1, 2001 as determined pursuant to the provisions below. In connection with a determination of fair market value under subsection (ii) above, the Board of Directors of the Company shall submit a good faith determination of fair market value in writing to Holder by July 31,2001, which determination shall take into consideration any valuations of Company completed within the 90 day period preceding July 1, 2001, as well as circumstances arising since the date of such valuation. The Board of Director’s determination of fair market value shall be binding on Holder unless Holder challenges such determination by providing written notice to Company by August 15, 2001, in which case Holder shall retain an independent nationally recognized investment bank selected by Holder, subject to the consent of the Company, whose consent shall not be unreasonably withheld or delayed. The investment bank shall render its determination of fair market value by September 15,2001, and the determination of fair market value by the investment bank shall be binding on Company and Holder.

All expenses of such shall be borne by Holder. The Warrant Price as determined in this Section 2 shall be subject to adjustment as provided in Section 9 below.

3.	Term.

Each Tranche of Warrants shall be exercisable, in whole or in part, at any time and from time to time from the date such Tranche of Warrants first becomes exercisable (as set forth below) until 5:00 p.m., Atlanta, Georgia time on the fifth anniversary of the Effective Date. The Tranches of Warrants shall be exercisable as follows:

Tranche 1 shall be exercisable at any time on and after the earlier of (i) the IPO, and (ii) July 1,2001.

Tranche 2 shall be exercisable at any time on and after the date that Holder pays to Company or Company Affiliates (as defined below) * (as defined below) under the contracts between Holder and Company or Company Affiliates during any 365-day period.

Tranche 3 shall be exercisable at any time on and after the date that Holder pays to Company or Company Affiliates * under the contracts between Holder and Company or Company Affiliates during any 365-day period.

Tranche 4 shall be exercisable at any time on and after the date that Holder pays to Company or Company Affiliates * under the contracts between Holder and the Company or Company Affiliates during any 365-day period.

“Company Affiliates” means any entity which controls, is controlled by, or is under common control with Company.

“Revenues” mean any and all fees paid by Holder to the Company or Company Affiliates pursuant to the Services Agreement or any additional agreements entered into by Holder and Company or Company Affiliates.

Notwithstanding the foregoing, (i) the Company may make any Tranche of Warrants immediately exercisable by providing written notice to Holder, and (ii) in the event that Holder has terminated that certain Service Bureau Agreement between Travel Technologies Group L.P. and Holder of even date herewith pursuant to Section 10.8 thereof prior to Warrants in any Tranche becoming exercisable, then such Warrants shall be forfeited and Holder shall have no further rights to such Warrants.

*        CONFIDENTIAL TREATMENT REQUESTED

4.	Exercise of Warrants.

(a) General. Upon satisfaction of the conditions set forth herein, the Warrants may be exercised by Holder’s delivery to the Secretary of the Company of a written notice of exercise executed by Holder (the “Notice of Exercise”). The Notice of Exercise shall be substantially in the form set forth as Exhibit A, attached hereto and made a part hereof, and shall identify the number of Warrants that are being exercised.

(b) Partial Exercise. Holder may exercise Warrants to purchase fewer than all of the Warrant Shares then exercisable, but such exercise may not be made for less than 40,000 Warrant Shares or the total remaining Warrant Shares subject to the Warrant, if less than 40,000 shares.

(c) Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants. With respect to any fraction of a share called for upon the exercise of the Warrants, an amount equal to such fraction multiplied by the current Warrant Price shall be paid in cash to Holder.

(d) Due Diligence. Upon three days advance written notice, Holder shall be entitled to perform reasonable due diligence of Company in connection with Holder’s proposed exercise of Warrants. All due diligence shall be performed during normal business hours and in a manner so as to minimize disruption to Company. All information obtained in due diligence shall be subject to a confidentiality agreement reasonably acceptable to Company. Holder’s right to conduct due diligence is personal to Holder and nonassignable and may only be exercised by Holder three times in any twelve-month period.

5.	Termination of Warrants.

Notwithstanding any provision contained in this Agreement to the contrary, the Warrants shall not be exercisable either in whole or in part from and after 5:00 p.m., Atlanta, Georgia time, on the fifth anniversary of the Effective Date.

6.	Early Termination

If at any time the Company proposes to (i) sell, lease, exchange or convey all or substantially all of its property, business or assets to any other entity, (ii) liquidate, dissolve or wind up the Company, whether voluntarily or involuntarily, or (iii) merge with or into any other corporation or effect a reorganization in a transaction in which the shareholders of the Company immediately before the transaction own, directly or indirectly, immediately after the transaction less than a majority of the outstanding voting securities of the surviving entity (or its parent), then the Company shall give the Holder thirty (30) days notice of the proposed effective date of the transaction. With respect to any Warrants which are not then exercisable, such Warrants shall become immediately exercisable (i) if Holder has previously signed a contract with Company or a Company Affiliate, or (ii) if Holder within 10 days thereafter agrees to sign a contract with Company or a Company Affiliate, either of which contains a firm, irrevocable commitment to pay Company or a Company Affiliate the Revenues which would entitle Holder to exercise such Warrants. Warrants which are subject to exercise (including those by reason of the preceding sentence) will terminate unless exercised by the effective date of the transaction.

7.	Assignment of Warrants.

The Warrants are assignable by Holder, provided that any such assignment shall (i) be an assignment of no less than one-half of the Warrants, and (ii) be in compliance with all applicable federal and state securities laws and regulations. Any purported assignment or transfer in violation of this Section shall be null and void. Notwithstanding any assignment of Warrants made pursuant to this Section 7, the Holder of a majority of unexercised Warrants shall, by operation of this Agreement, be designated as the party to speak for all Holders of Warrants in connection with any valuation dispute resolution procedure or similar procedure outlined in this Agreement, and the decision of such Holder shall be binding on all Holders.

8.	Medium and Time of Payment of Warrant Price.

(a) General. The Warrant Price shall be payable by Holder upon exercise of the Warrants and shall be paid in cash, by certified or official bank check or by wire transfer, in shares of the Common Stock (or by instructing the Company to retain shares otherwise issuable upon exercise of the Warrants as payment), in other property or services acceptable to the Board of Directors as allowed by applicable law, or any combination thereof.

(b) Payment in Shares of the Common Stock. If Holder pays all or part of the Warrant Price with shares of the Common Stock (including shares otherwise issuable upon exercise of the Warrants), the following conditions shall apply:

(i) If such shares had previously been issued to Holder, Holder shall deliver to the Secretary of the Company a certificate or certificates free and clear of all liens, claims or encumbrances for shares of the Common Stock duly endorsed for transfer to the Company with signature guaranteed by a member firm of a national stock exchange or by a national or state bank (or guaranteed or notarized in such other manner as the Board of Directors may require);

(ii) Such shares (including shares otherwise issuable upon exercise of the Warrants) shall be valued on the basis of the fair market value of the Common Stock on the date of exercise which shall be deemed to be the average of the daily closing prices of one share of the Common Stock for the 15 consecutive business day period ending on the day before the day in question as reported on the NASDAQ or such other exchange or inter-dealer quotation system or over-the-counter market on which the Common Stock is then listed for trading, provided that if the Common Stock is not listed on a national securities exchange or on an interdealer quotation system and is not regularly traded in the over-the-counter market, then the Company and Holder shall determine the fair market value of the Common Stock through good faith negotiations based upon all relevant available facts, which may include opinions of independent experts as to value and may take into account any recent sales and purchases of such Common Stock to the extent they are representative (the “Market Price”); and

(iii) If Holder delivers Common Stock with a value that is less than the Warrant Price, then Holder shall pay the balance of the Warrant Price in a form allowed under subsection (a) above.

(c) Payment of Taxes. All shares of Common Stock which may be issued upon exercise of the Warrants shall, upon exercise, be duly authorized, validly issued, fully paid and nonassessable and without any preemptive rights. Company shall pay all expenses, taxes and other governmental charges with respect to the issue and delivery of the Warrant Shares, unless such tax or charge is imposed by law upon Holder. Company shall not be required, however, to pay any transfer tax or other similar charge imposed in connection with the issue of any certificate for shares of Common Stock in any name other than that of Holder, and in such case Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the satisfaction of Company that no such tax or charge is due.

9.	Anti-Dilution Adjustments.

(a) Stock Dividends, Subdivisions and Combinations. If at any time the Company shall

(i) establish a record date for the determination of holders of record of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, shares of Common Stock,

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then (I) the Warrant Shares for which the Warrants are exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which the Warrants are exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (II) the Warrant Price shall be adjusted to equal (x) the Warrant Price multiplied by the Warrant Shares for which the Warrants are exercisable immediately prior to the adjustment divided by (y) the Warrant Shares for which the Warrants are exercisable immediately after such adjustment.

(b) Issuance of Additional Shares of Common Stock. If from and after the date that the Warrant Price is established pursuant to Section 2 above the Company shall (except as hereinafter provided) issue or sell any Additional Shares of Common Stock in exchange for consideration in an amount per Additional Share of Common Stock less than the Warrant Price in effect immediately prior to such issuance or sale of Additional Shares of Common Stock, then (I) the Warrant Shares for which the Warrants are exercisable shall be adjusted to equal the number determined by multiplying the Warrant Shares for which the Warrants are exercisable immediately prior to such adjustment by a fraction (the “Adjustment Fraction”), of which

(x) the numerator shall be the number of shares of Common Stock outstanding immediately after such issuance or sale of Additional Shares of Common Stock, and

(y) the denominator shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance or sale of Additional Shares of Common Stock plus (2) the number of shares of Common Stock which the aggregate amount of consideration, if any, received by the Company for the total number of such Additional Shares of Common Stock so issued or sold would purchase at the Warrant Price in effect immediately prior to such issuance or sale of Additional Shares of Common Stock; and

(II) the Warrant Price shall be adjusted to equal the price obtained by dividing the Warrant Price immediately prior to such adjustment by the Adjustment Fraction; provided, that such adjustments shall be made only if the number of Warrant Shares for which the Warrants are exercisable determined from such adjustment shall be greater than the number of Warrant Shares for which the Warrants are exercisable in effect immediately prior to the issuance of such Additional Shares of Common Stock. The provisions of this Section 9(b) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 9(a).

“Additional Shares of Common Stock” means all shares of Common Stock issued by Company after the Effective Date other than (i) pursuant to securities, options, and instruments outstanding as of the Effective Date, (ii) the Warrant Shares, (iii) shares issued in an IPO for which adjustment is made as provided on Schedule 1, (iv) shares issued under employee stock option and equity incentive plans, and (v) shares issued to strategic vendors, customers, and partners which in the aggregate amount to less than 3% of the fully diluted equity of the Company over the term of the Warrant.

(c) Issuance of Warrants or Other Rights. If at any time the Company shall establish a record date for the determination of Holders of record of its Common Stock for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly or by assumption in a merger in which the Company is the surviving corporation) issue or sell, any options, warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the consideration received for such options, warrants or other rights shall be less than the Warrant

Price in effect immediately prior to the time of such issue or sale, then the number of Warrant Shares and the Warrant Price shall be adjusted as provided in Section 9(b). No further adjustments of the number of Warrant Shares or the Warrant Price shall be made upon the actual issue of such Common Stock upon exercise of such options, warrants or other rights.

(d) Other Provisions Applicable to Adjustments Under this Section. The following provisions shall be applicable to the making of adjustments of the Warrant Shares for which the Warrants are exercisable and the Warrant Price at which such Warrant Shares may be purchased upon exercise of this Warrant provided for in this Section 9:

(i) Computation of Consideration. To the extent that any Additional Shares of Common Stock or any options, warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock shall be issued for cash consideration, the consideration received by the Company therefor shall be the amount of the cash received by the Company therefor, or, if such Additional Shares of Common Stock are offered by the Company for subscription, the subscription price, or, if such Additional Shares of Common Stock are sold to underwriters or dealers for public offering without a subscription offering, the public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends and any compensation, discounts or expenses paid or incurred by the Company for and in the underwriting of, or otherwise in connection with, the issuance thereof). To the extent that such issuance shall be for a consideration other than cash, then except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair market value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Company. In case any Additional Shares of Common Stock or any options, warrants or other rights to subscribe for or purchase such Additional Shares of Common Stock shall be issued in connection with any merger in which the Company issues any securities, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board of Directors of the Company, of such portion of the assets and business of the non-surviving corporation as such Board in good faith shall determine to be attributable to such Additional Shares of Common Stock, options, warrants or other rights, as the case may be. The consideration for any Additional Shares of Common Stock issuable pursuant to any options, warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Company for issuing such options, warrants or other rights plus the additional consideration payable to the Company upon exercise of such options, warrants or other rights. In case of the issuance at any time of any Additional Shares of Common Stock in payment or satisfaction of any dividends upon any class of stock other than Common Stock, the Company shall be deemed to have received for such Additional Shares of Common Stock a consideration equal to the amount of such dividend so paid or satisfied.

(ii) When Adjustments to Be Made. The adjustments required by this Section 9 shall be made whenever and as often as any event requiring an adjustment shall occur, except that any adjustment of the Warrant Shares for which the Warrants are exercisable that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 9(a)) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the Warrant Shares for which the Warrants are exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made on the earlier of the date of exercise or the date on which such adjustment, together with other adjustments required by this Section 9 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any event shall be deemed to have occurred at the close of business on the date of its occurrence.

(iii) Fractional Interests. In computing adjustments under this Section 9, fractional interests in the Common Stock shall be taken into account to the nearest 1/10th of a share.

(iv) When Adjustment Not Required. If the Company shall establish a record date for the determination of Holders of record of the Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the establishment of such record date and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(v) Challenge to Good Faith Determination. Whenever the Board of Directors of the Company shall be required to make a determination in good faith of the fair market value of any item under this Section 9, such determination may be challenged in good faith by Holder and any dispute shall be resolved by a business valuation or appraisal firm of recognized national standing selected by the Company and reasonably acceptable to Holder. The fees of such valuation or appraisal firm (or investment banker) shall be borne by such Holder if the determination of fair market value by such firm is greater than or equal to 90% of the Company’s determination of fair market, and otherwise by the Company.

(e) Exceptions to Adjustment of Warrant Price and Warrant Shares. Anything herein to the contrary notwithstanding, the Company shall not make any adjustment of the Warrant Price or the number of Warrant Shares in the case of the issuance of the Warrant, any adjustment in the number of shares issuable upon exercise of the Warrant or the Warrant Price therefor, or the issuance of shares of Common Stock upon exercise of the Warrant.

(f) Chief Financial Officer’s Certificate. Upon each adjustment of the Warrant Price and upon each change in the number of Warrant Shares issuable upon the exercise of this Warrant, then and in each such case, the Company will promptly obtain a certificate of the chief financial officer of the Company, stating the adjusted Warrant Price and the new number of Warrant

Shares so issuable, or specifying the other shares of the Common Stock, securities or assets and the amount thereof receivable as a result of such change in rights, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Company will promptly mail a copy of such certificate to Holder, and such calculation shall be binding upon Holder unless challenged in writing by Holder within 60 days; provided, however, Holder shall not be bound by such calculation if it fails to challenge within 60 days if the underlying information provided in the certificate is incorrect.

(g) Notice of Certain Proposed Actions. In the event the Company shall propose to take any action of the types described in Sections 9(a) or (c), the Company shall forward, at the same time and in the same manner, to Holder such notice, if any, that the Company shall give to Holders of any class or series of capital stock of the Company. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(h) Treasury Shares. The sale or other disposition of any Common Stock theretofore held in the treasury of the Company shall be deemed to be an issuance thereof.

10.	Agreement of Holder.

Holder acknowledges that it has read this Agreement and understands the following:

(a) Agreement Restrictions. Certain restrictions may apply with respect to the Warrant Shares acquired by Holder pursuant to the terms and provisions of this Agreement.

(b) Securities Restrictions. The Warrant Shares acquired by Holder upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. If the Company, upon advice of counsel, determines such action is necessary or desirable, no Warrant Shares shall be issued to Holder unless, at the time of issuance, Holder (i) represents and warrants that it will acquire the Warrant Shares for investment only and not for purposes of resale or distribution, and (ii) makes such further representations and warranties as are deemed necessary or desirable by the Company with regard to holding and resale of the Warrant Shares. Holder shall, upon the request of the Company, execute and deliver to the Company an agreement or affidavit to such effect. All certificates representing the Warrant Shares issued pursuant to this Agreement shall be marked with the following restrictive legend or similar legend, if such marking, in the opinion of counsel to the Company, is necessary or desirable:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. Accordingly, these shares may not be sold, hypothecated, pledged or otherwise transferred except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, and any applicable securities laws or regulations of any state with respect to such shares, (ii) in accordance with Securities and Exchange Commission Rule 144, or (iii) upon the issuance to the Company of a favorable opinion of counsel or the submission to the Company of such other evidence as may be satisfactory to the Company that such proposed sale, assignment, encumbrance or other transfer will not be in violation of the Securities Act of 1933, as amended, or any applicable securities laws of any state or any rules or regulations thereunder. Any attempted transfer of this certificate or the shares represented hereby which is in violation of the preceding restrictions will not be recognized by the Company, nor will any transferee be recognized as the owner thereof by the Company.

(c) Lockup. Holder and any recipient of Warrant Shares, by this Agreement and by acceptance of such Warrant Shares, agree to sign and be subject to a lock-up agreement with the Company’s underwriters in connection with an IPO. The lockup agreement will restrict the sale of the Warrant Shares for a period equal to the period restricting insiders of the Company from selling securities (which period shall not exceed 180 days from the date of an underwritten offering of the Company’s securities).

11.	Delivery of Stock Certificates.

As promptly as practical after the date of exercise of the Warrants and the receipt by the Company of full payment therefor, the Company shall deliver to Holder a stock certificate representing the Warrant Shares acquired by Holder pursuant to its exercise of the Warrants.

12.	Notices.

All notices or other communications hereunder shall be in writing and shall be effective (i) when personally delivered by courier (including overnight carriers) or otherwise to the party to be given such notice or other communication or (ii) on the third business day following the date deposited in the United States mail if such notice or other communication is sent by certified or registered mail with return receipt requested and postage thereon fully prepaid. The addresses for such notices shall be as follows:

If to the Company:

TRX, Inc.

6 W. Druid Hills Drive

Atlanta, Georgia 30329

Attention: Chief Financial Officer

If to Holder:

American Express Travel Related Services Company, Inc.

10040 25th Avenue

Phoenix, Arizona 85021

Attention: Margaret Brownlee

with a copy to:

American Express Travel Related Services Company, Inc.,

American Express Tower

World Financial Center

New York, New York 10285-4900

Attention: Office of the General Counsel

Any party hereto, by notice of the other party hereunder, may change its address for receipt of notices hereunder.

13.	Miscellaneous.

(a) The granting of the Warrants and the execution of this Agreement shall not give Holder any rights to similar grants in future years.

(b) Unless and except as otherwise specifically provided in this Agreement, Holder shall have no rights of a stockholder with respect to any Warrant Shares covered by the Warrants until the date of issuance of a stock certificate to it for such Warrant Shares.

(c) If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

(d) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that this Agreement will not permit Holder to acquire the full number of Warrant Shares as provided in Section 1 hereof, it is the express intention of the Company to allow Holder to acquire such lesser number of Warrant Shares as may be permissible without any amendment or modification hereof.

(e) This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, without regard to laws regarding conflict of laws. In the event any legal proceeding is brought to enforce or interpret the provisions of this Agreement, the parties hereby agree to submit to the exclusive jurisdiction of the federal, district or state court located in Fulton County, Georgia, which shall be the venue for all such proceedings.

(f) This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(g) Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(h) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, and the signatures of any party or any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

TRX, INC.

By:	/s/ Ralph Manaker
Name:	Ralph Manaker
Title:	Executive Vice President

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.:

By:
Name:	Margaret Brownlee
Title:	Senior Vice President

Schedule 1

Number of Warrant Shares

Tranche 1:	A number of shares of Common Stock equal to one quarter of one percent (.25%) of the Company’s fully diluted capitalization as of the Effective Date, or 24,723 shares of Common Stock.

Tranche 2:	A number of shares of Common Stock equal to one quarter of one percent (.25%) of the Company’s fully diluted capitalization as of the Effective Date, or 24,723 shares of Common Stock.

Tranche 3:	A number of shares of Common Stock equal to one half of one percent (.5%) of the Company’s fully diluted capitalization as of the Effective Date, or 49,447 shares of Common Stock.

Tranche 4:	A number of shares of Common Stock equal to one percent (1.0%) of the Company’s fully diluted capitalization as of the Effective Date, or 98,894 shares of Common Stock.

Notwithstanding the foregoing, in the event of an IPO (as defined in Section 2), the number of Warrant Shares still subject to exercise in each Tranche shall be adjusted to equal the pro-rata unexercised portion of the stated percentage of the Company’s fully diluted capitalization immediately after the IPO (excluding shares of Common Stock resulting from Holder’s exercise of the Warrant).

By way of example, if the Company has 1,000,000 shares of Common Stock outstanding on a fully diluted basis as of the Effective Date, Holder would be entitled to 2,500 Warrant Shares in Tranche 1 (1,000,000 x .25% = 2,500).

If an IPO occurs in which the Company issues an additional 4,000,000 shares of Common Stock and Holder has not exercised any of the Warrants in Tranche 1, then the number of Warrant Shares in Tranche 1 would be adjusted to equal .25% of the Company’s fully diluted capitalization after the date of the IPO, or 12,500 Warrant Shares (5,000,000 x .25% = 12,500).

If Holder had exercised one-half of the Warrants in Tranche 1 prior to the IPO, the remaining Warrants Share subject to exercise in Tranche 1 would be adjusted to equal 6,250 shares (.5 x 5,000,000 x .25% = 6,250).

EXHIBIT A

TRX, INC.

NOTICE OF EXERCISE OF WARRANTS

This Notice of Exercise is given pursuant to the terms of the Warrant Agreement, dated                     , 2000 (the “Agreement”) between TRX, Inc. (the “Company”) and American Express Travel Related Services Company, Inc. (the “Holder”), which Agreement is made a part hereof and incorporated herein by reference.

EXERCISE OF WARRANTS. Holder hereby elects to purchase                      shares of Common Stock pursuant to the Agreement. Holder hereby delivers, together with this written statement of exercise, the full Warrant Price with respect to the purchase of the shares.

ACKNOWLEDGMENT. Holder hereby acknowledges that, to the extent it is an “affiliate” of the Company (as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended) or to the extent that the shares have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, any shares of the Company’s Common Stock acquired by it pursuant to this Notice are subject to, and the certificates representing such shares shall be legended to reflect, certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144), all as described in Section 10 of the Agreement and Holder hereby agrees to comply with all such restrictions and to execute such documents or take such other actions as the Company may require in connection with such restrictions.

Executed this                      day of                     ,             .

American Express Travel Related Services Company, Inc.:

By:
Name:
Title:

TRX, Inc. hereby acknowledges receipt of this Notice of Exercise and receipt of payment in the form and amount indicated above, all on this day of , .

TRX, Inc.

By:
Name:
Title: